This announcement is neither an offer to purchase nor a solicitation of an offer to sell Depositary Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated January 22, 1998 and the related Letter of Transmittal, and is being made to all holders of Depositary Shares. The Company (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Depositary Shares pursuant thereto, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Depositary Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Merrill Lynch & Co. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                              [Ford Motor Logo]
                             Ford Motor Company
                    Notice of Offer to Purchase for Cash
                  Any and All Outstanding Depositary Shares
                            (CUSIP 345370 40 7),
                 Each Representing 1/2,000 of a Share of its
                    Series B Cumulative Preferred Stock,
                                     at
                         $31.40 Per Depositary Share

     Ford Motor Company, a Delaware corporation (the "Company"), hereby offers to purchase any and all outstanding Depositary Shares (the "Depositary Shares"), each representing 1/2,000 of a share of its Series B Cumulative Preferred Stock, par value $1.00 per share, liquidation preference equal to $25 per Depositary Share, at a price of $31.40 per Depositary Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 22, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer").
          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 26, 1998, UNLESS THE OFFER IS EXTENDED.
     The Offer is not conditioned upon any minimum number of Depositary Shares being tendered. The Offer is, however, subject to certain other conditions. See
Section 8 ("Certain Conditions of the Offer") of the Offer to Purchase.
     THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OR ALL OF SUCH SHAREHOLDER'S DEPOSITARY SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST DECIDE WHETHER TO TENDER DEPOSITARY SHARES AND, IF SO, HOW MANY DEPOSITARY SHARES TO TENDER.
     The regular quarterly cash dividend of $0.515625 per Depositary Share for the first quarter of 1998, payable on March 2, 1998 to holders of record at the close of business on January 30, 1998, will be paid on Depositary Shares tendered and purchased by the Company, but no dividends will be paid in respect of such shares for any dividend period commencing on or after March 1, 1998.
     The Company is making the Offer because it believes that, given its current financial condition and the current market price of the Depositary Shares, the purchase of the Depositary Shares pursuant to the Offer is economically attractive to the Company.
     For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Depositary Shares validly tendered and not properly withdrawn as, if and when the Company gives oral or written notice to First Chicago Trust Company of New York (the "Depositary") of the Company's acceptance for payment of such Depositary Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Depositary Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Company and transmitting such payments for tendering shareholders whose Depositary Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Depositary Shares be paid, regardless of any delay in making such payment. In all cases, payment for Depositary Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the depositary receipts evidencing such Depositary Shares (the "Depositary Receipts") or timely confirmation of a book -entry transfer of such Depositary Shares to the Depositary pursuant to the procedures set forth in Section 5 ("Procedure for Tendering Depositary Shares") of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined in Section 5 of the Offer to Purchase) and (iii) any other documents required under the Letter of Transmittal.
     The Company expressly reserves the right in its sole discretion, at any time and from time to time to extend for any reason the period of time during which the Offer is open, including the occurrence of any condition specified in
Section 8 ("Certain Conditions of the Offer") of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement thereof to be made no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date of the Offer. During any such extension, all shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of tendering shareholders to withdraw their Depositary Shares.
     The term "Expiration Date" means 5:00 p.m. New York City time on Thursday, February 26, 1998 unless and until the Company in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company will expire.
     The Company will pay to each designated Soliciting Dealer (as defined in the Offer to Purchase) a solicitation fee of $0.375 per Depositary Share for any Depositary Shares tendered, accepted for payment, and paid for pursuant to the Offer (except that for transactions equal to or exceeding 2,500 Depositary Shares, the Company will pay a solicitation fee of $0.250 per Depositary Share of which eighty percent (80%) shall be paid to the Dealer Manager and twenty percent (20%) to the Soliciting Dealer (which may be the Dealer Manager)). A Soliciting Dealer will not be entitled to a solicitation fee in respect of Depositary Shares beneficially owned by it, as well as in certain other circumstances. See Section 14 ("Fees and Expenses") of the Offer to Purchase.
     Subject to the provisions of Section 6 ("Withdrawal Rights") of the Offer to Purchase, Depositary Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless theretofore accepted for payment by the Company, may also be withdrawn after 5:00 p.m., New York City time, on March 20, 1998.
     For a withdrawal to be effective, the Depositary must timely receive (at one of its addresses set forth on the back of the Offer to Purchase) a written or facsimile transmission notice of withdrawal. Such notice of withdrawal must specify the name of the person having tendered the Depositary Shares to be withdrawn, the number of Depositary Shares to be withdrawn and the name of the registered owner, if different from that of the person who tendered such Depositary Shares. All questions as to the form and validity (including the time of receipt) of notices of withdrawal will be determined by the company in its sole discretion, which determination shall be final and binding on all parties. For further details on withdrawal rights, see Section 6 of the Offer to Purchase.
     The information required to be disclosed by Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THOSE DOCUMENTS ARE BEING MAILED TO RECORD HOLDERS OF DEPOSITARY SHARES AND WILL BE FURNISHED TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND SIMILAR PERSONS WHOSE NOMINEES APPEAR ON THE COMPANY'S SHAREHOLDERS LIST OR, IF APPLICABLE, WHO ARE LISTED AS PARTICIPANTS IN THE DEPOSITARY TRUST COMPANY'S SECURITY POSITION LISTING, FOR SUBSEQUENT TRANSMITTAL TO BENEFICIAL OWNERS OF DEPOSITARY SHARES.
     Questions and requests for assistance or for additional copies of the Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager as set forth below; copies will be furnished at the Company's expense. Shareholders may also contact their broker for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        [GEORGESON & COMPANY INC. LOGO]

                              Wall Street Plaza
                          New York, New York 10005
               Banks and Brokers Call Collect: (212) 440-9800
                                     or

                  ALL OTHERS CALL TOLL-FREE: (800) 223-2064


                    The Dealer Manager for the Offer is:

                             MERRILL LYNCH & CO.

                           World Financial Center
                              250 Vesey Street
                          New York, New York 10281
                         1-888-ML4-TNDR (toll free)
                              (1-888-654-8637)
                           Attn: Susan L. Weinberg

January 22, 1998